Exhibit 99.1

CONTACT:
GTC Biotherapeutics, Inc.	Burns McClellan, Inc.
Thomas E. Newberry	Jonathan M. Nugent (investors)
Vice President, Corporate Communications	Kathy Jones, Ph.D. (media)
(508) 270-2374	(212) 213-0006

GTC BIOTHERAPEUTICS REPORTS FIRST QUARTER 2003 FINANCIAL RESULTS

FRAMINGHAM, MA – April 23, 2003 – GTC Biotherapeutics, Inc. (“GTC”, Nasdaq: GTCB) today reported financial results for the first quarter ended March 30, 2003.  The total net loss for the quarter was $7.4 million, or $0.27 per share, compared with $4.6 million, or $0.15 per share, for the same quarter last year.  The comparison between 2003 and 2002 per share results is affected by a reduction in the shares outstanding during the second quarter of 2002.

Revenues were $1.7 million for the quarter, a 55% decrease from the $3.8 million in the first quarter of 2002.  The 2002 revenues included approximately $1.2 million from Fresenius AG for marketing rights in Japan for the recombinant human serum albumin (rhSA) program.  Exclusive of revenues for marketing rights in the rhSA program, revenues from the Company’s external programs were $2.6 million in the first quarter of 2002 compared with $1.7 million in the first quarter of 2003, a 35% decrease.  This difference in the quarterly comparison, exclusive of rhSA, is primarily due to the nature and timing of GTC’s milestone revenues.  The first quarter 2003 revenue result is consistent with GTC’s expectation for full year 2003 revenue of $15 million to $20 million.  Revenues are anticipated to increase later in 2003 as additional work is completed on the MSP-1 malaria vaccine program and as clinical material is delivered to Merrimack Pharmaceuticals, Inc. in the MM-093 program.

The cost of revenue and operating expenses totaled $9.3 million in the current quarter, approximately 3% higher than the $9.0 million recorded in the first quarter of 2002.  GTC spent approximately $3 million on its internal research and development programs, an increase of approximately $1 million over the 2002 quarter.  These expense results include support for GTC’s ongoing efficacy study for the rhATIII program and preparation for a filing for approval to market rhATIII in Europe to treat hereditary antithrombin deficiency (HD).  Selling, general and administrative (SG&A) expenses decreased from $2.9 million in the first quarter of 2002 to $2.7 million in 2003.  The change in SG&A included lower legal expenses, which were partially offset by the acquisition of office and laboratory space to consolidate several functions into a single location,  as well as increased expenses in information technology, regulatory affairs and corporate development.

The weighted average number of shares outstanding decreased from 30.2 million shares for the first quarter 2002 to 27.8 million shares in the first quarter 2003.  This decrease reflected the buy back of approximately 2.8 million shares of common stock from Genzyme Corporation in April 2002, which was partly offset by the issuance of stock as part of the Employee Stock Purchase Plan and the 401(k) Plan.

Cash and marketable securities at the end of 2002 totaled $57.3 million.  GTC used approximately $9.5 million of cash in the first quarter, bringing the cash and marketable securities balance to $47.8 million.  Cash uses during the first quarter of 2003 included $2 million used in the manufacturing qualification runs for rhATIII, which are a necessary part of the Company’s planned filing for approval in Europe.  This is consistent with GTC’s previous forecast to use approximately $20 million to $25 million of cash for operating and capital needs in 2003, with the expectation of larger revenue later in the year. GTC’s projected revenue and cash use for 2003 is dependent upon attracting additional partnering revenues from existing and additional collaborations.

“GTC continues to make good progress in our rhATIII program and remains on target for filing for approval in Europe in the first half of 2004,” stated Geoffrey F. Cox, Ph.D., GTC’s Chairman, President and Chief Executive Officer.  Dr. Cox continued, “GTC has started work on the malaria vaccine program based on the recently awarded contract with the National Institute of Allergy and Infectious Diseases (NIAID).  We look forward to continuing to make substantial progress in this program as well as on production and purification in the MM-093 program for Merrimack throughout the balance of the year.”

GTC has begun an efficacy study of HD patients that is expected to be the final study before filing for market authorization in Europe for the rhATIII product.  The efficacy study is evaluating the prevention of deep vein thrombosis in HD patients that are undergoing surgery or childbirth.  The efficacy study is expected to include at least 12 patients and be completed before the end of 2003.  GTC expects to file for European market authorization in the first half of 2004.

The antithrombin blood protein is difficult to express in traditional bioreactor based production systems.  Plasma derived antithrombin product has about $250 million in worldwide sales for a variety of indications, including $10 million in the US for the HD indication.  GTC believes that its recombinant form will allow for a well characterized product with a stable source of supply that has the potential to expand the market through additional indications based on well-designed clinical studies.  GTC is seeking a corporate partner for the rhATIII program to support the further clinical development of rhATIII.  Acquired antithrombin deficiencies can occur in a range of conditions including burns, coronary artery bypass operations, and disseminated intravascular coagulation.  The Company recently announced the results of a preclinical study of rhATIII in a model of acute lung injury, a condition that may occur in a burn situation.  If GTC develops rhATIII as a treatment for burns, it would enable the Company to participate in a market that GTC estimates to be $300 million to $500 million.

The University of Texas Medical Branch at Galveston (UTMB) and Shriners Hospital for Children, Galveston, recently presented results of a preclinical study on the use of GTC’s rhATIII to treat acute lung injury from smoke inhalation and pneumonia.  The results were presented at the 35th Annual Meeting of the American Burn Association.  The presentation described the results of an evaluation of rhATIII as an anticoagulant and anti-inflammatory agent in treating sheep who were subjected to smoke inhalation and subsequent pneumonia.  The results suggest that rhATIII may have promise as a safe and effective treatment for acute lung injury following smoke inhalation and pneumonia.  GTC and UTMB have concluded an agreement that will enable further development of the treatment of burns using rhATIII.

During the first quarter, the NIAID approved a proposal to fund development of clinical grade production for a recombinant form of the Merozoite Surface Protein 1 (MSP-1) antigen of the Plasmodium falciparum parasite as a vaccine for malaria.  The development work will be performed under the existing NIAID Contract No. NO1-A1-05421 managed by Science Applications International Corporation (SAIC).  The scope of work includes developing founder goats that express the MSP-1 antigen in their milk as well as the downstream purification process and final product formulation.  The approved scope of work also includes the submittal of an Investigational New Drug (IND) application to the Food and Drug Administration (FDA).  GTC’s portion of this project will be supported completely with Federal funds amounting to at least $4.9 million.

GTC’s agreement with Merrimack for clinical production and purification of MM-093, a recombinant human alpha-fetoprotein (rhAFP), provides for compensation to GTC for its production work primarily upon delivery of MM-093, beginning in 2003.  GTC’s revenues on this program are substantially dependent upon Merrimack completing a further equity financing.  Merrimack intends to use transgenically produced MM-093 to initiate its Phase I clinical studies of rhAFP in Myasthenia Gravis in the second half of 2003.  RhAFP had been difficult to express properly using conventional bioreactor systems.

GTC Biotherapeutics expects to discuss these results and expectations with financial analysts in a web cast conference call at 10:00 a.m. this morning.  The call may be heard through the Company’s web site, http://www.gtc-bio.com.

GTC Biotherapeutics is the leader in the development, production, and commercialization of therapeutic proteins through transgenic animal technology.  GTC has more than a dozen programs in development, including its internal proprietary products, one of which is in clinical trials.  The Company also has a group of external programs where GTC’s technology is used to develop transgenic production of its partner’s proprietary products.  The Company’s technology is well suited to developing both large-volume protein therapeutics as well as products that are difficult to produce in significant quantities from conventional bioreactor systems.  GTC has begun a clinical efficacy study in Europe with its lead program, recombinant human antithrombin III (rhATIII), a human blood plasma protein.  In addition to the rhATIII program, GTC is developing a recombinant human serum albumin and a malaria vaccine.  GTC’s external program collaborations are developing transgenic versions of products such as monoclonal antibodies and immunoglobulin fusion proteins for conditions such as rheumatoid arthritis, HIV/AIDS and cancer.  These external partners include Abbott, Bristol-Myers Squibb, Centocor, Elan, Alexion, ImmunoGen, Merrimack, and Progenics.  Additional information is available on the GTC web site, http://www.gtc-bio.com.

This press release contains forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995, including without limitation statements regarding GTC’s future results of operations, financial condition and cash position, the prospects for its ongoing efficacy study and filing for marketing approval of rhATIII, the prospects of attracting partners to its rhATIII, rhSA, and other programs, the ability to develop clinical production and purification for the MSP-1 and the Merrimack Pharmaceuticals programs.  Such forward-looking statements are subject to a number of risks, uncertainties and other factors that could cause actual results to differ materially from future results expressed or implied by such statements.  Factors that may cause such differences include, but are not limited to, the risks and uncertainties discussed in the Company’s most recent Annual Report on Form 10-K and its other periodic reports as filed with the Securities and Exchange Commission, including the uncertainties associated with conducting clinical studies and seeking additional partners, and the risks and uncertainties associated with dependence upon the actions of partners and regulatory agencies.  The Company cautions investors not to place undue reliance on the forward-looking statements contained in this release.  These statements speak only as of the date of this document, and the Company undertakes no obligation to update or revise the statements, except as may be required by law.

GTC BIOTHERAPEUTICS, INC.

Selected Financial Information

(Unaudited, in thousands except per share amounts)

	Three months ended
	March 30, 2003	March 31, 2002

Revenue	$1,744	$3,845

Costs of revenue and operating expenses:
Cost of revenue	3,576	4,091
Research and development	3,024	2,039
Selling, general and administrative	2,693	2,852
	9,293	8,982

Loss from continuing operations	(7,549)	(5,137)
Other income (expense):
Interest income	292	620
Interest expense	(136)	(49)

Net Loss from continuing operations before income taxes	$(7,393)	$(4,566)

Net loss per common share (basic and diluted)	$(0.27)	$(0.15)

Weighted average number of shares outstanding (basic and diluted)	27,783	30,229

	March 30, 2003	December 29, 2002

Cash and marketable securities	$47,826	$57,349
Other current assets	4,299	4,111
Property and equipment, (net)	24,053	21,701
Other assets	12,020	12,212
Total assets	$88,198	$95,373

Current liabilities	$13,453	$13,778
Long-term debt	13,040	12,786
Other liabilities	32	37
Stockholders’ equity	61,673	68,772
Total liabilities and stockholders’ equity	$88,198	$95,373